                                                                       EXHIBIT 1

                           MB Software Corporation
                      2225 E. Randol Mill Road, Suite 305
                            Arlington, Texas 76011



                               November 12, 1998


Imagine Investments, Inc.
8150 N. Central Expressway, Suite 1901
Dallas, Texas 75206

     Re:  Healthcare Innovations, LLC, an Arkansas limited liability company
          ("HI")

Ladies and Gentlemen:

     This letter will evidence our agreement, as contemplated by that certain promissory note executed by MB Software Corporation, a Colorado corporation ("MB"), as maker, in favor of Imagine Investments, Inc., a Delaware corporation ("Imagine") and dated as of April 1, 1998 (the "Note"), whereby MB will issue 200,000 shares of its Series A Senior Cumulative Convertible Participating Preferred Stock in the form agreed by Imagine (the "Series A Preferred Stock") in exchange for Imagine transferring all of its membership interests in HI, consisting of 49,000 Class A Units and 151,000 Class B Units (as such terms are defined in the Operating Agreement of HI dated as of August 1, 1997 (the "Operating Agreement")) to MB Holding Corporation, a wholly owned subsidiary of MB ("Holding"). In addition, MB will concurrently issue 140,000 shares of Series A Preferred Stock to Imagine as payment of principal pursuant to paragraph 1(b) of the Note. The Series A Preferred Stock to be issued to Imagine shall be duly authorized, validly issued, fully paid, and nonassessable. The membership interests in HI shall be transferred to Holding free and clear of all liens and other encumbrances other than those set forth in the Operating Agreement or arising under securities laws.

     In addition, the parties agree that the maturity date of the Note shall be extended from October 1, 1998 until the earlier of (a) the date of MB's annual meeting of shareholders, as listed in its definitive information statement filed with respect to the meeting with the Securities and Exchange Commission, or (b) November 30, 1998.

     Holding hereby consents to the transfer of the Class A Units and the Class B Units being conveyed herein and elects that it will become a Substitute Member (as such term is defined in the Operating Agreement) upon the transfer.

     Each of MB and Holding, on the one side, and Imagine, on the other, represents to the other that it is acquiring the securities to be conveyed to it hereunder solely for its own account, for investment purposes only, and such securities are not being acquired with a view to, or for resale in




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Imagine Investments, Inc.
November 12, 1998
Page 2



connections with, any distribution, subdivision or fractionalization thereof, and that such person has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to any such resale.

     Each of MB, Holdings and HI hereby release Imagine from any and all obligations that it may have as a result of being a member of HI, and each of MB, Holdings and HI hereby agree to indemnify Imagine for any liability that Imagine may have to third parties (other than liability for income taxes on Imagine's share of HI's income) resulting from Imagine's status as a member of HI.

     By execution of this letter, the undersigned parties hereby signify their agreement with the terms set forth above.


                                                MB SOFTWARE CORPORATION

                                                By:  /s/ SCOTT A. HAIRE
                                                   -----------------------------
                                                Its:  President
                                                    ----------------------------


                                                MB HOLDING CORPORATION

                                                By:  /s/ SCOTT A. HAIRE
                                                   -----------------------------
                                                Its:  President
                                                    ----------------------------

                                                HEALTHCARE INNOVATIONS, LLC


                                                By:  /s/ SCOTT A. HAIRE
                                                   -----------------------------
                                                Its:  President
                                                    ----------------------------
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Imagine Investments, Inc.
November 12, 1998
Page 3



Agreed and accepted effective as of
the 12th day of November, 1998

IMAGINE INVESTMENTS, INC.


By:  /s/ HARRY T. CARNEAL
   ---------------------------------
Its:  Authorized Agent
    --------------------------------